Exhibit 99.1
DigitalOcean Announces New $300 Million Share Repurchase Program
NEW YORK, May 24, 2022 – DigitalOcean Holdings, Inc. (NYSE: DOCN), the cloud for developers, startups and SMBs, today announced that its board of directors has approved a new plan for the repurchase of up to an aggregate of $300 million of its common stock. This plan is in addition to the $300 million program that was announced in February 2022 and completed in May 2022.
“We are committed to delivering 30%+ revenue growth with robust free cash flow coupled with an efficient capital structure to deliver compelling returns for our investors,” said Yancey Spruill, CEO of DigitalOcean. “This announcement demonstrates the confidence we have in our ability to generate free cash flow while still maintaining a strong balance sheet to support our commitment to invest in our organic and inorganic growth.”
The repurchases will be made from time to time in the open market at prevailing market prices or in negotiated transactions off the market. Open market repurchases will be structured to occur within the pricing and volume requirements of Rule 10b-18. The company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. This program does not obligate the company to acquire any particular amount of common stock and the program may be extended, modified, suspended or discontinued at any time at the company’s discretion.
About DigitalOcean
DigitalOcean simplifies cloud computing so developers and businesses can spend more time building software that changes the world. With its mission-critical infrastructure and fully managed offerings, DigitalOcean helps developers, startups and small and medium-sized businesses (SMBs) rapidly build, deploy and scale applications to accelerate innovation and increase productivity and agility. DigitalOcean combines the power of simplicity, community, open source and customer support so customers can spend less time managing their infrastructure and more time building innovative applications that drive business growth.
Investor Contact
Rob Bradley
investors@digitalocean.com
Media Contact
Spencer Anopol
press@digitalocean.com